Press Release

iCAD REPORTS THIRD QUARTER FINANCIAL RESULTS

Posts Profitable Quarter, Achieves Record Gross Margin and
Solid Revenue Gains from Second Quarter

Conference Call Scheduled for October 29th at 10:00 a.m. Eastern Time

NASHUA, N.H. (October 28, 2009) – iCAD, Inc. (NASDAQ: ICAD), an industry-leading provider of advanced image analysis and workflow solutions for the early identification of cancer, today announced financial results for the three and nine months ending September 30, 2009.

Financial highlights for the third quarter of 2009 include the following (all comparisons are with the third quarter of 2008):
•	Total revenue of $7.1 million, compared with $11.2 million
•	Digital Computer-Aided Detection (CAD) and MRI revenue of $4.8 million, compared with $8.2 million
•	Film-based revenue of $1.3 million, compared with $2.2 million
•	Service and supply revenue of $1.0 million, compared with $871,000
•	International revenue of $371,000, compared with $836,000
•	Gross margin of 84.8%, compared with 84.1%
•	Net income of $113,000 or $0.00 per diluted share, compared with net income of $2.1 million or $0.04 per diluted share

Financial highlights for the first nine months of 2009 include the following (all comparisons are with the first nine months of 2008):
•	Total revenue of $20.0 million, compared with $28.2 million
•	Digital CAD and MRI revenue of $12.7 million, compared with $20.4 million
•	Film-based revenue of $4.6 million, compared with $5.3 million
•	Service and supply revenue of $2.8 million, compared with $2.5 million
•	International revenue of $2.8 million, compared with $2.3 million
•	Gross margin of 83.0%, compared with 83.5%
•	Net loss of $2.3 million or ($0.05) per share, compared with net income of $4.0 million or $0.09 per diluted share

“Our core digital mammography CAD business showed increased demand versus the second quarter of this year as evidenced by the increased placements of full-field digital mammography systems posted in the Mammography Quality Standards Act (MQSA) data on the U.S. Food and Drug Administration’s website.  While revenues declined from the record levels we achieved in 2008, we are encouraged by the 24% revenue gains over the second quarter of 2009 and expect that this sequential revenue growth will continue into the fourth quarter,” said Ken Ferry, President and CEO of iCAD.

“The digital CAD market continues to offer significant opportunity as approximately 43% of the installed base in the U.S. is still film based, reflecting a substantial market opportunity for us over the coming years as more centers migrate to digital technology.  We are also encouraged by the international opportunities for digital CAD, which although declined on a quarterly basis, shows solid growth in excess of 20% on a year-to-date basis.”

“We are particularly proud of our operational performance during the third quarter as we were able to achieve record gross margin and returned to profitability.  Our disciplined expense management significantly reduced our operating expenses while allowing us to continue to invest in our products and pipeline.  The results should position us well to capitalize on the improving digital mammography market, and allow us to continue to build new markets for MRI and CT based image analysis and workflow solutions,” continued Mr. Ferry.

“During the third quarter we launched ‘Innovations in Imaging,’ a series of educational initiatives focused on how MRI combined with our VividLook™ advanced quantitative image analysis solution supports improved prostate cancer management.  We believe these seminars will provide clinicians with a better understanding of how this imaging protocol supports better patient care, as well as how to incorporate it into their own practices.  Our first series, entitled ‘Prostate MRI – A Paradigm Shift in Prostate Cancer Diagnosis and Management,’ took place on October 15th and we have received an overwhelmingly positive response from this oversubscribed webinar.  We look forward to continuing with this program and expect that these seminars and symposia will support our efforts to build momentum for our VividLook prostate cancer management solution.”

Third Quarter Results
Total revenue for the third quarter of 2009 was $7.1 million, a decrease of 37% compared with $11.2 million for the third quarter of 2008.  This reflects a 41% decline in revenue from the Company’s digital and MRI CAD products to $4.8 million from $8.2 million in the prior year, as U.S. healthcare organizations continued to delay purchases of capital equipment in the face of difficult economic conditions.  International revenue of $371,000 decreased from $836,000 in the third quarter of 2008.

Total film-based revenue in the third quarter of 2009 decreased to $1.3 million from $2.2 million in the prior-year period, which benefited from pent-up demand for TotalLook MammoAdvantage™ in 2008.  Service and supply revenue increased 17% to $1.0 million from $871,000 in the prior year, primarily the result of growth in service contract revenue as digital CAD and TotalLook MammoAdvantage systems continue to transition from warranty to service contracts, and reflecting the potential growth inherent in the Company’s large, growing installed product base.

The Company achieved record gross margin of 84.8% for the third quarter of 2009 compared with 84.1% in the prior-year third quarter, primarily due to optimizing pricing and cost management.  Third quarter 2009 operating expenses decreased to $6.0 million from $7.2 million in the third quarter of 2008, due primarily to reduced compensation expenses and disciplined cost management.   For the third quarter of 2009, the Company posted net income, including stock-based compensation expense of $492,000, of $113,000 or $0.00 per share, compared with net income, including stock-based compensation expense of $538,000, of $2.1 million or $0.04 per diluted share in the third quarter of 2008.

	Three months ended September 30,
	2009	2008	% Change
Digital CAD & MRI revenue	$4,808,683	$8,155,673	-41.0%
Film based revenue	1,275,884	2,166,839	-41.1%
Service & supply revenue	1,021,703	871,119	17.3%
Total revenue	$7,106,270	$11,193,631	-36.5%

Nine Month Results
Total revenue for the nine months ended September 30, 2009 was $20.0 million, down 29% from $28.2 million for the 2008 nine-month period.  The gross margin for the first nine months of 2009 decreased slightly to 83.0% from 83.5% in the comparable prior-year period.  Net loss for the nine months ended September 30, 2009, including stock-based compensation expense of $1.5 million, was ($2.3 million) or ($0.05) per share, compared with net income, including stock-based compensation expense of $1.4 million, of $4.0 million or $0.09 per diluted share, for the nine months ended September 30, 2008.

For the first nine months of 2009, sales of iCAD’s digital and MRI CAD solutions decreased 38% over the prior-year period to $12.7 million from $20.4 million.  Film-based product sales of $4.6 million decreased 13% from $5.3 million during the first nine months of 2008.  During the first nine months of 2009, service and supply revenue increased 9% to $2.8 million from $2.5 million.  Additionally, international revenue increased 22% to $2.8 million, compared with $2.3 million in the prior-year period.

	Nine months ended September 30,
	2009	2008	% Change
Digital CAD & MRI revenue	$12,685,228	$20,403,283	-37.8%
Film based revenue	4,561,053	5,250,976	-13.1%
Service & supply revenue	2,754,874	2,520,877	9.3%
Total revenue	$20,001,155	$28,175,136	-29.0%

As of September 30, 2009, iCAD had cash and cash equivalents of $13.5 million, compared with $13.1 million as of December 31, 2008.

Commenting on the financial results, Darlene Deptula-Hicks, Executive Vice President and CFO, said, “We are managing through these challenging economic times with disciplined financial management and strict accountability.  Our operational initiatives have achieved success in every financial metric relevant to strengthening the balance sheet.  In addition, we maintained strong inventory controls and reduced accounts payable by more than $1 million, all while improving our cash position.  As a result, we believe iCAD is well positioned to benefit from improving market conditions.”

2009 Financial Guidance
Although iCAD management is increasingly confident about the Company’s performance during the balance of 2009, due to the economic environment and associated uncertainty in the healthcare markets the Company has made a decision to defer providing financial guidance at this time.   This decision will be reviewed at year-end and the Company will provide a further update at that time.

Conference Call
iCAD management will host an investment community conference call beginning at 10:00 a.m. Eastern time on Thursday, October 29, 2009 to discuss these results and to answer questions. Shareholders and other interested parties may participate in the conference call by dialing 866-510-0712 (domestic) or 617-597-5380 (international) and entering passcode 16114889. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

A replay of the conference call will be accessible two hours after its completion through November 5, 2009 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 58984549. The call will also be archived for 90 days at www.streetevents.com, www.fulldisclosure.com and www.icadmed.com.

About iCAD, Inc.
iCAD, Inc. is an industry-leading provider of advanced image analysis and workflow solutions that enable healthcare professionals to better serve patients by identifying pathologies and pinpointing cancer earlier. iCAD offers a comprehensive range of high-performance, upgradeable Computer-Aided Detection (CAD) systems and workflow solutions for mammography (film-based, digital radiography (DR) and computed radiography (CR)), Magnetic Resonance Imaging (MRI), and Computed Tomography (CT). Since receiving FDA approval for the Company’s first breast cancer detection product in 2002, over 3,200 iCAD systems have been placed in healthcare practices worldwide. iCAD’s solutions aid in the early detection of the most prevalent cancers including breast, prostate and in the future, colon and lung cancer. For more information, call (877) iCADnow or visit www.icadmed.com.

For iCAD, contact Darlene Deptula-Hicks, EVP and CFO at 603-882-5200 x7944 or
via email at ddeptula@icadmed.com

For iCAD Investor Relations, contact Anne Marie Fields of Lippert/Heilshorn & Associates at 212-838-3777 x6604 or via email at afields@lhai.com

For iCAD Public Relations, contact Liza Heapes of MS&L
at 617-369-8787 or via e-mail at liza.heapes@mslworldwide.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this News Release, including but not limited to, statements about the Company’s confidence or strategies or expectations about revenues, results of operations, timing of regulatory approval of products or market opportunities, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence, increased competition, customer concentration and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe”, “demonstrate”, “intend”, “expect”, “estimate”, “anticipate”, “likely”, and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release.

- Tables to Follow -

iCAD, Inc.

Consolidated Statements of Operations
(unaudited)

	Three Months		Nine Months
	September 30,		September 30,
	2009	2008	2009	2008
Revenue
Products	$6,084,567	$10,322,512	$17,246,281	$25,654,259
Service and supplies	1,021,703	871,119	2,754,874	2,520,877
Total revenue	7,106,270	11,193,631	20,001,155	28,175,136

Cost of revenue
Products	917,481	1,588,501	2,864,806	4,014,143
Service and supplies	164,505	193,451	527,201	639,834
Total cost of revenue	1,081,986	1,781,952	3,392,007	4,653,977

Gross margin	6,024,284	9,411,679	16,609,148	23,521,159

Operating expenses:
Engineering and product development	1,702,263	1,905,841	5,601,756	4,818,645
Marketing and sales	2,577,319	3,340,072	8,174,752	8,533,061
General and administrative	1,718,479	1,942,582	5,243,873	5,726,819
Total operating expenses	5,998,061	7,188,495	19,020,381	19,078,525

Income (loss) from operations	26,223	2,223,184	(2,411,233)	4,442,634

Interest income (expense) - net	22,965	(27,610)	88,641	(210,314)

Net income (loss) before provision for income taxes	$49,188	$2,195,574	$(2,322,592)	$4,232,320

Provision for income taxes	(63,570)	101,000	(37,570)	197,000

Net income (loss)	$112,758	$2,094,574	$(2,285,022)	$4,035,320

Net income (loss) per share
Basic	$0.00	$0.05	$(0.05)	$0.10
Diluted	$0.00	$0.04	$(0.05)	$0.09

Weighted average number of shares used
in computing income (loss) per share
Basic	45,620,763	42,953,932	45,463,078	40,487,297
Diluted	46,101,765	46,578,716	45,463,078	45,241,275

iCAD, INC.

Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$13,483,318	$13,115,715
Trade accounts receivable, net of allowance for doubtful
accounts of $50,000	4,383,864	5,570,323
Inventory, net	1,291,949	1,448,373
Prepaid and other current assets	524,250	451,402
Total current assets	19,683,381	20,585,813

Property and equipment:
Equipment	3,267,379	3,492,977
Leasehold improvements	75,590	75,590
Furniture and fixtures	358,477	358,477
Marketing assets	290,481	287,456
	3,991,927	4,214,500
Less accumulated depreciation and amortization	2,969,684	2,714,706
Net property and equipment	1,022,243	1,499,794

Other assets:
Deposits	60,444	63,194
Patents, net of accumulated amortization	51,551	22,349
Customer relationships, net of accumuated amortization	209,510	236,634
Technology intangibles, net of accumulated amortization	6,370,513	7,142,662
Tradename, net of accumulated amortization	105,400	124,000
Goodwill	43,515,285	43,515,285
Total other assets	50,312,703	51,104,124

Total assets	$71,018,327	$73,189,731

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$983,036	$2,189,093
Accrued salaries and other expenses	1,773,708	2,752,818
Deferred revenue	2,769,380	1,955,495
Total current liabilities	5,526,124	6,897,406

Commitments and contingencies

Stockholders' equity:
Preferred stock, $ .01 par value: authorized 1,000,000 shares;
issues and outstanding 0 in 2009 and 2008.	-	-
Common stock, $ .01 par value: authorized 85,000,000
shares; issued 45,723,574 in 2009 and 45,403,472
in 2008; outstanding 45,655,698 in 2009 and
45,335,596 in 2008	457,235	454,034
Additional paid-in capital	149,563,924	148,082,225
Accumulated deficit	(83,578,692)	(81,293,670)
Treasury stock at cost (67,876 shares)	(950,264)	(950,264)
Total Stockholders' equity	65,492,203	66,292,325

Total liabilities and stockholders' equity	$71,018,327	$73,189,731

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